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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (AMENDMENT NO. ______)*

                                 PEOPLEPC, INC.
             ------------------------------------------------------
                                (Name of Issuer)




                    COMMON STOCK, PAR VALUE $.0001 PER SHARE
 ------------------------------------------------------------------------------
                         (Title of Class of Securities)




                                    709776108
                -------------------------------------------------
                                 (CUSIP Number)





                                December 31, 2000
                                -----------------
             (Date of Event Which Requires Filing of This Statement)





Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [ ]     Rule 13d-1(b)

          [ ]     Rule 13d-1(c)

          [x]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1745 (3-98)


                                Page 1 of 17 pages

 -------------------
 CUSIP NO. 709776108                     13G
 -------------------

 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           SOFTBANK Technology Ventures IV L.P. ("SBTV IV")
           ---------------------------------------------------------------------

 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a) [ ]
                                                               (b) [X]
           ---------------------------------------------------------------------

 3         SEC USE ONLY

           ---------------------------------------------------------------------

 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
           ---------------------------------------------------------------------

        NUMBER OF         5   SOLE VOTING POWER
         SHARES               17,639,036
      BENEFICIALLY        ------------------------------------------------------
        OWNED BY          6   SHARED VOTING POWER
          EACH                -0-
        REPORTING         ------------------------------------------------------
         PERSON           7   SOLE DISPOSITIVE POWER
          WITH:               17,639,036
                          ------------------------------------------------------
                          8   SHARED DISPOSITIVE POWER
                              -0-
                          ------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           17,639,036
           ---------------------------------------------------------------------

 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*                                                           [ ]
           ---------------------------------------------------------------------

 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           15.3%
           ---------------------------------------------------------------------

 12        TYPE OF REPORTING PERSON*

           PN
           ---------------------------------------------------------------------


                               Page 2 of 17 pages

 -------------------
 CUSIP NO. 709776108                     13G
 -------------------

 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           SOFTBANK Technology Advisors Fund L.P. ("STAF")
           ---------------------------------------------------------------------

 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a) [ ]
                                                               (b) [X]
           ---------------------------------------------------------------------

 3         SEC USE ONLY

           ---------------------------------------------------------------------

 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
           ---------------------------------------------------------------------

        NUMBER OF         5   SOLE VOTING POWER
         SHARES               337,968
      BENEFICIALLY        ------------------------------------------------------
        OWNED BY          6   SHARED VOTING POWER
          EACH                -0-
        REPORTING         ------------------------------------------------------
         PERSON           7   SOLE DISPOSITIVE POWER
          WITH:               337,968
                          ------------------------------------------------------
                          8   SHARED DISPOSITIVE POWER
                              -0-
                          ------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           337,968
           ---------------------------------------------------------------------

 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*                                                           [ ]
           ---------------------------------------------------------------------

 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           0.3%
           ---------------------------------------------------------------------

 12        TYPE OF REPORTING PERSON*

           PN
           ---------------------------------------------------------------------


                               Page 3 of 17 pages

 -------------------
 CUSIP NO. 709776108                     13G
 -------------------

 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           STV IV LLC
           ---------------------------------------------------------------------

 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a) [ ]
                                                               (b) [X]
           ---------------------------------------------------------------------

 3         SEC USE ONLY

           ---------------------------------------------------------------------

 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
           ---------------------------------------------------------------------

        NUMBER OF         5   SOLE VOTING POWER
         SHARES               17,977,004
      BENEFICIALLY        ------------------------------------------------------
        OWNED BY          6   SHARED VOTING POWER
          EACH                -0-
        REPORTING         ------------------------------------------------------
         PERSON           7   SOLE DISPOSITIVE POWER
          WITH:               17,977,004
                          ------------------------------------------------------
                          8   SHARED DISPOSITIVE POWER
                              -0-
                          ------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           17,977,004
           ---------------------------------------------------------------------

 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*                                                           [ ]
           ---------------------------------------------------------------------

 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           15.6%
           ---------------------------------------------------------------------

 12        TYPE OF REPORTING PERSON*

           CO
           ---------------------------------------------------------------------



                               Page 4 of 17 pages

 -------------------
 CUSIP NO. 709776108                     13G
 -------------------

 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           Gary E. Rieschel
           ---------------------------------------------------------------------

 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a) [ ]
                                                               (b) [X]
           ---------------------------------------------------------------------

 3         SEC USE ONLY

           ---------------------------------------------------------------------

 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America
           ---------------------------------------------------------------------

        NUMBER OF         5   SOLE VOTING POWER
         SHARES               0 Shares
      BENEFICIALLY        ------------------------------------------------------
        OWNED BY          6   SHARED VOTING POWER
          EACH                17,977,004
        REPORTING         ------------------------------------------------------
         PERSON           7   SOLE DISPOSITIVE POWER
          WITH:               0 Shares
                          ------------------------------------------------------
                          8   SHARED DISPOSITIVE POWER
                              17,977,004
                          ------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           17,977,004
           ---------------------------------------------------------------------

 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*                                                           [ ]
           ---------------------------------------------------------------------

 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           15.6%
           ---------------------------------------------------------------------

 12        TYPE OF REPORTING PERSON*

           IN
           ---------------------------------------------------------------------


                               Page 5 of 17 pages

 -------------------
 CUSIP NO. 709776108                     13G
 -------------------

 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           Charles E. Lax
           ---------------------------------------------------------------------

 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a) [ ]
                                                               (b) [X]
           ---------------------------------------------------------------------

 3         SEC USE ONLY

           ---------------------------------------------------------------------

 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America
           ---------------------------------------------------------------------

        NUMBER OF         5   SOLE VOTING POWER
         SHARES               0 Shares
      BENEFICIALLY        ------------------------------------------------------
        OWNED BY          6   SHARED VOTING POWER
          EACH                17,977,004
        REPORTING         ------------------------------------------------------
         PERSON           7   SOLE DISPOSITIVE POWER
          WITH:               0 Shares
                          ------------------------------------------------------
                          8   SHARED DISPOSITIVE POWER
                              17,977,004
                          ------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           17,977,004
           ---------------------------------------------------------------------

 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*                                                           [ ]
           ---------------------------------------------------------------------

 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           15.6%
           ---------------------------------------------------------------------

 12        TYPE OF REPORTING PERSON*

           IN
           ---------------------------------------------------------------------


                               Page 6 of 17 pages

 -------------------
 CUSIP NO. 709776108                     13G
 -------------------

 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           Bradley A. Feld
           ---------------------------------------------------------------------

 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a) [ ]
                                                               (b) [X]
           ---------------------------------------------------------------------

 3         SEC USE ONLY

           ---------------------------------------------------------------------

 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America
           ---------------------------------------------------------------------

        NUMBER OF         5   SOLE VOTING POWER
         SHARES               0 Shares
      BENEFICIALLY        ------------------------------------------------------
        OWNED BY          6   SHARED VOTING POWER
          EACH                17,977,004
        REPORTING         ------------------------------------------------------
         PERSON           7   SOLE DISPOSITIVE POWER
          WITH:               0 Shares
                          ------------------------------------------------------
                          8   SHARED DISPOSITIVE POWER
                              17,977,004
                          ------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           17,977,004
           ---------------------------------------------------------------------

 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*                                                           [ ]
           ---------------------------------------------------------------------

 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           15.6%
           ---------------------------------------------------------------------

 12        TYPE OF REPORTING PERSON*

           IN
           ---------------------------------------------------------------------


                               Page 7 of 17 pages

 -------------------
 CUSIP NO. 709776108                     13G
 -------------------

 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           Matthew A. Ocko
           ---------------------------------------------------------------------

 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a) [ ]
                                                               (b) [X]
           ---------------------------------------------------------------------

 3         SEC USE ONLY

           ---------------------------------------------------------------------

 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America
           ---------------------------------------------------------------------

        NUMBER OF         5   SOLE VOTING POWER
         SHARES               0 Shares
      BENEFICIALLY        ------------------------------------------------------
        OWNED BY          6   SHARED VOTING POWER
          EACH                17,977,004
        REPORTING         ------------------------------------------------------
         PERSON           7   SOLE DISPOSITIVE POWER
          WITH:               0 Shares
                          ------------------------------------------------------
                          8   SHARED DISPOSITIVE POWER
                              17,977,004
                          ------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           17,977,004
           ---------------------------------------------------------------------

 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*                                                           [ ]
           ---------------------------------------------------------------------

 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           15.6%
           ---------------------------------------------------------------------

 12        TYPE OF REPORTING PERSON*

           IN
           ---------------------------------------------------------------------


                               Page 8 of 17 pages

 -------------------
 CUSIP NO. 709776108                     13G
 -------------------

 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           E. Scott Russell
           ---------------------------------------------------------------------

 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a) [ ]
                                                               (b) [X]
           ---------------------------------------------------------------------

 3         SEC USE ONLY

           ---------------------------------------------------------------------

 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America
           ---------------------------------------------------------------------

        NUMBER OF         5   SOLE VOTING POWER
         SHARES               0 Shares
      BENEFICIALLY        ------------------------------------------------------
        OWNED BY          6   SHARED VOTING POWER
          EACH                17,977,004
        REPORTING         ------------------------------------------------------
         PERSON           7   SOLE DISPOSITIVE POWER
          WITH:               0 Shares
                          ------------------------------------------------------
                          8   SHARED DISPOSITIVE POWER
                              17,977,004
                          ------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           17,977,004
           ---------------------------------------------------------------------

 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*                                                           [ ]
           ---------------------------------------------------------------------

 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           15.6%
           ---------------------------------------------------------------------

 12        TYPE OF REPORTING PERSON*

           IN
           ---------------------------------------------------------------------


                               Page 9 of 17 pages

 -------------------
 CUSIP NO. 709776108                     13G
 -------------------

 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           D. Rex Golding
           ---------------------------------------------------------------------

 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a) [ ]
                                                               (b) [X]
           ---------------------------------------------------------------------

 3         SEC USE ONLY

           ---------------------------------------------------------------------

 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America
           ---------------------------------------------------------------------

        NUMBER OF         5   SOLE VOTING POWER
         SHARES               0 Shares
      BENEFICIALLY        ------------------------------------------------------
        OWNED BY          6   SHARED VOTING POWER
          EACH                17,977,004
        REPORTING         ------------------------------------------------------
         PERSON           7   SOLE DISPOSITIVE POWER
          WITH:               0 Shares
                          ------------------------------------------------------
                          8   SHARED DISPOSITIVE POWER
                              17,977,004
                          ------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           17,977,004
           ---------------------------------------------------------------------

 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*                                                           [ ]
           ---------------------------------------------------------------------

 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           15.6%
           ---------------------------------------------------------------------

 12        TYPE OF REPORTING PERSON*

           IN
           ---------------------------------------------------------------------


                              Page 10 of 17 pages

 -------------------
 CUSIP NO. 709776108                     13G
 -------------------

 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           J. Heidi Roizen
           ---------------------------------------------------------------------

 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a) [ ]
                                                               (b) [X]
           ---------------------------------------------------------------------

 3         SEC USE ONLY

           ---------------------------------------------------------------------

 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America
           ---------------------------------------------------------------------

        NUMBER OF         5   SOLE VOTING POWER
         SHARES               0 Shares
      BENEFICIALLY        ------------------------------------------------------
        OWNED BY          6   SHARED VOTING POWER
          EACH                17,977,004
        REPORTING         ------------------------------------------------------
         PERSON           7   SOLE DISPOSITIVE POWER
          WITH:               0 Shares
                          ------------------------------------------------------
                          8   SHARED DISPOSITIVE POWER
                              17,977,004
                          ------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           17,977,004
           ---------------------------------------------------------------------

 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*                                                           [ ]
           ---------------------------------------------------------------------

 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           15.6%
           ---------------------------------------------------------------------

 12        TYPE OF REPORTING PERSON*

           IN
           ---------------------------------------------------------------------


                              Page 11 of 17 pages

ITEM 1.

            (a) NAME OF ISSUER: PeoplePC, Inc.

            (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES: 100 Pine
                Street, Suite 1100 San Francisco CA 94111

ITEM 2.

            (a) NAME OF PERSON FILING:

                SOFTBANK Technology Ventures IV L.P. ("SBTV IV")
                SOFTBANK Technology Advisors Fund L.P. ("STAF")
                STV IV LLC
                Gary E. Rieschel ("GER")
                Charles E. Lax ("CEL")
                Bradley A. Feld ("BAF")
                Matthew A. Ocko ("MAO")
                E. Scott Russell ("ESR")
                D. Rex Golding ("DRG")
                J. Heidi Roizen ("JHR")

            (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                200 West Evelyn Avenue, Suite 200
                Mountain View, CA 94043

            (c) CITIZENSHIP:

                Entities:    SBTV IV       --      Delaware
                             STAF          --      Delaware
                             STV IV LLC    --      Delaware

                Individuals: GER           --      United States
                             CEL           --      United States
                             BAF           --      United States
                             MAO           --      United States
                             ESR           --      United States
                             DRG           --      United States
                             JHR           --      United States

            (d) TITLE OF CLASS OF SECURITIES: Common Stock, par value $.01 per share

            (e) CUSIP NUMBER: 709776108

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b), OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

        (a) [ ] Broker or Dealer registered under Section 15 of the Act (15 U.S.C. 78o);

        (b)   [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

        (c) [ ] Insurance company as defined in section 3(a)19) of the Act (15 U.S.C. 78c);

        (d) [ ] An investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

        (e) [ ] An investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E);

        (f)   [ ] An employee benefit plan or endowment fund in accordance with
              Section 240.13d-1(b)(1)(ii)(F);

        (g)   [ ] A parent holding company or control person in accordance with
              Section 240.13d-1(b)(ii)(G);

        (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

        (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

        (j)   [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J)

ITEM 4 OWNERSHIP.


                              Page 12 of 17 pages

                 SBTV IV     STAF     STV IV     Rieschel       Lax        Feld        Ocka      Russell      Golding      Roizen
                                        LLC
                ----------  -------  ----------  ----------  ----------  ----------  ----------  ----------  ----------  ----------
(a) Beneficial
Ownership       17,639,036  337,968  17,977,004  17,977,004  17,977,004  17,977,004  17,977,004  17,977,004  17,977,004  17,977,004

(b) Percentage
of Class              15.3%     0.3%       15.6%       15.6%       15.6%       15.6%       15.6%       15.6%       15.6%       15.6%

(c) Sole Voting
Power           17,639,036  337,968  17,977,004      -0-         -0-         -0-         -0-         -0-         -0-         -0-

Shared Voting
Power                -0-      -0-       -0-      17,977,004  17,977,004  17,977,004  17,977,004  17,977,004  17,977,004  17,977,004

Sole
Dispositive
Power           17,639,036  337,968  17,977,004      -0-         -0-         -0-         -0-         -0-         -0-         -0-

Shared
Dispositive
Power               -0-       -0-        -0-     17,977,004  17,977,004  17,977,004  17,977,004  17,977,004  17,977,004  17,977,004


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of class of securities, check the following: [ ]

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

Not applicable.



                              Page 13 of 17 pages

ITEM 10. CERTIFICATION

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

        Date:  February 12, 2001



        SOFTBANK TECHNOLOGY VENTURES IV L.P.

By:     STV IV LLC
        its general partner

        By:  /s/ Gary E. Rieschel
            -------------------------------------
                 Managing Member

        SOFTBANK TECHNOLOGY ADVISORS FUND L.P.

By:     STV IV LLC
        its general partner

        By:  /s/ Gary E. Rieschel
            -------------------------------------
                 Managing Member

        SBTV IV LLC

        By:  /s/ Gary E. Rieschel
            -------------------------------------
                 Managing Member

             /s/ Gary E. Rieschel
        -----------------------------------------
                 Gary E. Rieschel

             /s/ Charles E. Lax
        -----------------------------------------
                 Charles E. Lax

             /s/ Bradley A. Feld
        -----------------------------------------
                 Bradley A. Feld

             /s/ Matthew A. Ocko
        -----------------------------------------
                 Matthew A. Ocko


                              Page 14 of 17 pages

                /s/ E. Scott Russell
        -----------------------------------------
                    E. Scott Russell

                  /s/ D. Rex Golding
        -----------------------------------------
                      D. Rex Golding

                 /s/ J. Heidi Roizen
        -----------------------------------------
                     J. Heidi Roizen


                              Page 15 of 17 pages

                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

      We, the undersigned, hereby express our agreement that the attached
Schedule 13G is filed on behalf of us.

        Date:  February 12, 2000

        SOFTBANK TECHNOLOGY VENTURES IV L.P.

By:     STV IV LLC
        its general partner

        By: /s/ Gary E. Rieschel
            -------------------------------------
                Managing Member

        SOFTBANK TECHNOLOGY ADVISORS FUND L.P.

By:     STV IV LLC
        its general partner

        By: /s/ Gary E. Rieschel
            -------------------------------------
                Managing Member

        SBTV IV LLC

        By: /s/ Gary E. Rieschel
            -------------------------------------
                Managing Member

            /s/ Gary E. Rieshcel
        -----------------------------------------
                Gary E. Rieschel

            /s/ Charles E. Lax
        -----------------------------------------
                Charles E. Lax

            /s/ Bradley A. Feld
        -----------------------------------------
                Bradley A. Feld

            /s/ Matthew A. Ocko
        -----------------------------------------
                Matthew A. Ocko

            /s/ E. Scott Russell
        -----------------------------------------
                E. Scott Russell


                              Page 16 of 17 pages

          /s/  D. Rex Golding
        -----------------------------------------
               D. Rex Golding

          /s/  J. Heidi Roizen
        -----------------------------------------
               J. Heidi Roizen


                              Page 17 of 17 pages